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                                                                      EXHIBIT 99

                          FOUNDERS FOOD & FIRKINS LTD.
                   ANNOUNCES PROPOSED UNREGISTERED OFFERING

      MINNEAPOLIS, March 6 - Founders Food & Firkins Ltd. announced today that it is conducting a private placement of between $1.0 million and $6.0 million of Series A Convertible Preferred Stock and warrants to purchase common stock.

      The offering price per preferred share is $100.00. The preferred stock will pay an 8% cumulative dividend in cash or in common stock of the Company valued at the conversion price. Each preferred share will be convertible at any time after issuance into the whole number of shares of common stock equal to $100.00 divided by 90% of the average closing price of the common stock on Nasdaq for the ten trading days preceding the initial closing date. The Company may require conversion under certain circumstances. The conversion price of the preferred stock will also be the exercise price of the warrants. Such warrants will be exercisable for five years from the date of issuance.

      The net proceeds from the offering will be used to develop additional Granite City Food & Brewery restaurants currently planned for Midwestern states.

      The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.